Filed Pursuant to Rule 433
Registration No. 333-189136
February 12, 2016

The following information is a Summary of Material Modifications/Notice of changes relating to certain investment options under the Lincoln National Corporation Deferred Compensation Plan for Agents ("Plan"). More information about each of the investment options offered under the Plan (except for the LNC Stock Fund) can be obtained by logging on to your account on Nolan's website at: www.nolanlink.com, or by calling Nolan's Deferred Compensation Customer Service Line at 888-907-8633.

Investment Fund Changes:

Effective March 16, 2016, the share class of the State Street Target Retirement Funds will change from Class C to Class K.  As a result of this change, fees will decrease from 0.166% to 0.12%.  In addition, the Delaware Diversified Income Trust will change from Fee Class 45 to Fee Class 40 and fees will decrease from 0.45% to 0.40%.

Following the close of business on March 16, 2016, any balances you have in and any future contributions to:
•	the State Street Target Retirement Fund(s) Class C will be automatically transferred to the corresponding State Street Target Retirement Fund(s) Class K; and
•	the Delaware Diversified Income Trust Fee Class 45 (CIT) will be automatically transferred to the Delaware Diversified Income Trust Fee Class 40 (CIT).

You do not need to make any changes to your Plan account as a result of these changes. However, you may wish to review your current investment selections to ensure they are right for you.

If you wish to review your current allocations or obtain general information about the Plan, visit Nolan's website at: www.nolanlink.com, or call Nolan's Deferred Compensation Customer Service Line at 888-907-8633.

This Summary of Material Modifications contains important information about the Plan and should be kept with your Summary Plan Description/Prospectus.

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All of the internet website addresses are provided for your convenience.  None of the information contained in such websites shall be deemed incorporated by reference in this document.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternately, the issuer will arrange to send you the prospectus if you request it by calling the Lincoln Financial Customer Service Center at 800-234-3500.